EXHIBIT 10.2

SUPER VISION INTERNATIONAL, INC.

September 9, 2005

Mr. Brett M. Kingstone

Super Vision International, Inc.

8210 Presidents Drive

Orlando, FL 32809

Dear Brett,

This letter sets forth the terms of the consulting arrangement between you and Super Vision International, Inc. (“Super Vision”). You have advised us that you desire to transition from your current position as Chief Executive Officer and President of Super Vision effective January 1, 2006. Through December 31, 2005, you will remain as Chief Executive Officer and President of Super Vision at your current compensation. Upon stepping down from the position of Chief Executive Officer and President effective January 1, 2006, you have indicated that, subject to your re-election by Super Vision’s stockholders and the Board of Directors, you will remain as Chairman of Super Vision’s Board of Directors. The Board and Super Vision value your deep knowledge of the lighting industry and particularly of Super Vision, its business, personnel, suppliers and other constituents. Because of our mutual interest in a smooth management transition, we have requested that you serve as a consultant after your tenure as Chief Executive Officer and President has ended. You have agreed to do so on the terms set forth in this letter, specifically:

1. In your capacity as a consultant, your services will include working with Super Vision’s legal counsel on resolving pending legal proceedings, including collection matters relating to such litigation, completing outstanding license agreements for Super Vision’s LED patent portfolio, and remaining available to Super Vision with reasonable notice, to perform duties at the reasonable request of Super Vision’s Board of Directors and/or Chief Executive Officer. These duties may include consultation on matters on which you worked during your employment with Super Vision, and may also include assisting with investor relations.

2. In your capacity as a consultant, you will become chair of a newly created Strategic Initiatives Committee. The purpose of the Strategic Initiatives Committee shall be to work with Super Vision’s Board of Directors and/or Chief Executive Officer to support strategic litigation, technology licensing and development activities. It is anticipated that this Committee will include Tony Castor as a member and provide compensation to its members who are members of the Board of Directors substantially similar to the compensation provided to members of the compensation committee of the Board of Directors. For any individual projects requiring over 10 hours of your time, upon prior approval from the Board of Directors and/or Chief Executive Officer, you shall be paid a consulting fee equal to $100.00 per hour for all time expended by you on any individual project over 10 hours. The approved projects for the first half of 2006 are the pending litigation with Color Kinetics, OEM licensing and investor relations. You are hereby authorized to support the Chief Executive Officer with respect to these matters for total compensation not to exceed $10,000 per month.

3. Your consulting relationship with Super Vision may be terminated at anytime with or without notice, for any reason or no reason, with or without cause or for any or no cause, at either party’s option.

4. On or before January 1, 2006, you shall receive (i) $70,000 in a lump sum, (ii) any unpaid reimbursable expenses outstanding as of December 31, 2005 and (iii) payment for accrued and unused benefits as of December 31, 2005 such as vacation in complete satisfaction of any severance or other obligation of Super Vision to you under the Employment Agreement dated January 1, 1994 between you and Super Vision (the “Severance Payment”). In consideration of the Severance Payment, until December 31, 2009, you shall continue working toward collecting the Judgment in the Lawsuit against the Wu Defendants and the defendants in the Related Litigation (as such terms are defined in that certain Contingent Proceeds Participation Agreement (the “Participation Agreement”) between you and Super Vision dated September 19, 2003, as amended by this Agreement).

5. The Participation Agreement is hereby amended as follows:

(i) Super Vision may, but is not obligated to, provide funds for Collection Activities. Any such expenditures must be approved in advance by Super Vision’s Chief Executive Officer. You may provide Kingstone Funds or Third Party Funds to secure the posting of Bonds for overseas Collection Activities.

(ii) The first sentence of Section 2.2 of the Participation Agreement is hereby amended in its entirety to read as follows: “In consideration for Collection Activities, the Corporation shall pay Kingstone fifty percent (50.0%) of the Net Proceeds (as defined below) actually received by the Corporation from all Collection Activities (the “Proceeds Participation”).”

(iii) The first clause of Section 3 of the Participation Agreement is hereby amended in its entirety to read as follows: “For purposes of this Agreement: (a) the term “Proceeds” means the cash and other assets, if any, actually received from time to time by the Corporation from the Collection Activities including, without limitation, real property and inventory and any cash or other assets received by the Corporation from the sale of seized property or products from the Wu Defendants or any settlements in cash or property received by the Corporation from the Wu Defendants and/or Defendants or other parties in any Related Litigation, including without limitation, Gitto Global, Rami Yosefian and the Wu Defendant’s bankers and lawyers (all non-cash Proceeds shall be valued at fair market value as determined in good faith by the Company’s Board of Directors),”

(iv) The Participation Agreement shall terminate on December 31, 2009.

(v) Capitalized terms used in this paragraph 5 and not otherwise defined have the meanings set forth in the Participation Agreement. Except as amended hereby, the Participation Agreement shall remain in full force and effect.

6. As a condition to Super Vision’s obligations under this Agreement, including without limitation, your engagement as a consultant to Super Vision, you agree to enter into a Non-Competition, Confidential Information and Invention Assignment Agreement in the form attached to this Agreement (the “Confidentiality Agreement”).

7. As further consideration for the services and for your obligations described in this Agreement, Super Vision hereby transfers ownership to you of your Super Vision laptop computer and, on or before January 1, 2006, you shall be paid a one-time lump sum payment of $5,000 to enable you to transition to an independent, offsite office effective January 1, 2006. In addition, on the date of this Agreement you shall be granted a non-statutory stock option (the

“Option”) to purchase 60,000 shares of Super Vision Class A common stock at an exercise price equal to the fair market value of such shares on the date of grant as determined by the Compensation Committee of the Board of Directors. The Option shall be assignable by you upon the terms and conditions set forth in the Option, fully vested on the grant date, exercisable for a term of ten years and shall be subject to the terms and conditions of Super Vision’s stock option plan pursuant to which the Option is granted. Super Vision shall also prepare and file a proxy statement with the Securities and Exchange Commission to solicit proxies to approve the grant to you of a warrant (the “Warrant”) to purchase 289,187 shares of Super Vision Class A common stock at an exercise price equal to the fair market value of such shares on the date of this Agreement as determined by the Compensation Committee of the Board of Directors. The grant of the Warrant shall be subject to the approval of the company’s stockholders at a special meeting expected to be held before December 31, 2005. The Warrant shall be assignable by you upon the terms and conditions set forth in the Warrant, fully vested on the grant date and exercisable for a term of ten years. You acknowledge that pursuant to Section 3.B. of the Warrant Agreement dated March 31, 1997 between you and Super Vision, the warrant granted therein will terminate at such time as you are no longer an employee of the company and that your services as a consultant or director to Super Vision shall not constitute employment for purposes of such Warrant Agreement.

8. We agree to use our best efforts to cause you to be re-elected as a director of Super Vision at the 2006 annual meeting of stockholders and to be re-elected as Chairman of the Board of Directors of the company for 2006. Subject to your re-election by Super Vision’s stockholders and the Board of Directors, you will remain as Chairman of Super Vision’s Board of Directors (“Chair”). As Chair you shall perform such duties and responsibilities as are normally related to such position in accordance with Super Vision’s bylaws and applicable law, including serving as chairman of all meetings of the Board of Directors and stockholders of Super Vision. In consideration for your service as Chair for 2006, Super Vision shall pay you $15,000 on the date of the 2006 annual meeting of stockholders and such additional compensation as is paid to all outside directors of Super Vision. You shall be covered by director and officer liability insurance and indemnified by the company to the fullest extent afforded any outside director of Super Vision.

9. You acknowledge that you are performing these services as an independent contractor, and not as a Super Vision employee, and that you are responsible for any taxes that are payable as a result of this arrangement. Effective December 31, 2005, the Employment Agreement between you and Super Vision dated January 1, 1994 is terminated and shall be of no further force or effect.

10. This Agreement will be governed by the laws of the State of Florida, without regard to conflicts of laws provisions. Exclusive venue for any legal proceeding arising out of this Agreement shall be Orange County, Florida. Except for actions seeking injunctive relief hereunder or under the Confidentiality Agreement, prior to the initiation of any action, proceeding, arbitration or other mechanism to resolve a dispute or disagreement arising out of or related to this Agreement, or the rights and obligations of the parties hereto, you and Super Vision agree to attend mediation with a mutually agreeable mediator or, in the absence of same, a mediator selected by counsel for Super Vision. The mediation shall be set at a mutually convenient time no more than thirty (30) days from the first demand for mediation and the parties shall devote up to one day to the mediation (with the mediator being able to declare an impasse prior to that time). Each party shall pay half of the mediator’s fee, in advance. Each party shall be responsible for his or its attorneys’ fees incurred in connection with the mediation. If a party refuses to set or attend a mediation in accordance with the provisions of this Paragraph 10, the condition shall be deemed satisfied.

11. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by you and Super Vision. This Agreement, the Participation Agreement, and the Confidentiality Agreement constitute the entire agreement between us with respect to the subject matter of this Agreement and supersede any and all previous agreements between us, whether written or oral, with respect to such subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, and permitted successors and assigns.

Brett, if this letter reflects our agreement, please sign and date it where indicated.

Sincerely yours,

SUPER VISION INTERNATIONAL, INC.

By:	/s/ Danilo Regalado
Danilo Regalado, Chief Financial Officer and
Chief Operating Officer

Read and agreed.

/s/ Brett M. Kingstone
Brett M. Kingstone

Date: September 9, 2005

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